Exhibit (h)(2)

AMENDMENT TO

FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

This Amendment (the “Amendment”) is made as of March 26, 2018 by and between each entity listed on Exhibit A to the Agreement (as defined below) (each a “Fund”, collectively the “Funds”) and THE BANK OF NEW YORK MELLON (“BNY Mellon”).

BACKGROUND:

A.	WHEREAS, the Fund and BNY Mellon are parties to a Fund Administration and Accounting Agreement dated as of January 21, 2014 (the “Agreement”);

B.	WHEREAS, the Fund desires that BNY Mellon provide the investment company reporting modernization services described in this Amendment to the portfolios listed on Exhibit A to the Agreement, as such Exhibit may be amended from time to time (“Portfolios”);

C.	WHEREAS, capitalized terms used in this Amendment shall have the meanings set forth in the Agreement unless otherwise defined herein, and all forms and rules referenced herein are in reference to forms and rules promulgated under the Investment Company Act of 1940, as amended; and

D.	WHEREAS, the Fund and BNY Mellon desire to amend the Agreement as set forth herein;

TERMS:

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.	BNY Mellon shall provide the following services to the Fund for the Portfolios and the Agreement is hereby amended to include the following with the services described therein:

1.1	As selected by the Fund, BNY Mellon shall provide services following a full service operating model. This operating model requires BNY Mellon to include the actual filing of the reports as part of the services noted below.

1.2	FORM N-PORT. BNY Mellon, subject to the limitations described herein and its timely receipt of all necessary information related thereto, will, or will cause the Print Vendor to: (i) collect, aggregate and normalize the data required for the submission of Form N-PORT; (ii) prepare, on a monthly basis, Form N-PORT; and (iii) file Form N-PORT with the United States Securities and Exchange Commission (“SEC”).

1.2.1	The timely receipt of necessary information referred to above will be determined by mutual agreement of BNY Mellon and the Fund in advance of the preparation of the initial Form N-PORT pursuant to this Amendment.

1

1.2.2	Unless mutually agreed in writing between BNY Mellon and the Fund, BNY Mellon will use the same layout and format for every successive reporting period for Form N-PORT.

1.3	FORM N-CEN. BNY Mellon, subject to the limitations described herein and its timely receipt of all necessary information related thereto, will, or will cause the Print Vendor to: (i) collect, aggregate and normalize the data required for the submission of Form N-CEN; (ii) prepare, on an annual basis, Form N-CEN; and (iii) file Form N-CEN with the SEC.

1.3.1	The timely receipt of necessary information referred to above will be determined by mutual agreement of BNY Mellon and the Fund in advance of the preparation of the initial Form N-CEN pursuant to this Amendment.

1.3.2	Unless mutually agreed in writing between BNY Mellon and the Fund, BNY Mellon will use the same source for obtaining the information and method for performing the required calculations for every successive reporting period for Form N-CEN.

1.4	Fixed Income Risk Analytics. BNY Mellon shall calculate the portfolio and security-level risk metrics required within Form N-PORT and Form N-CEN (referenced above).

1.5	Liquidity Rule Analysis. BNY Mellon shall perform a daily analysis for liquidity classifications and monitor liquidity thresholds per the requirements for Form N-PORT and Form N-CEN (referenced above) and Rule 22e-4.

1.5.1	The analysis provided by BNY Mellon is subject to and dependent upon the Fund providing all necessary security classifications and percentage thresholds necessary to perform such analysis. Additionally, the parties hereto acknowledge that the Fund is solely responsible for the adoption, adequacy and effectiveness of the Fund’s liquidity risk management program.

2.	BNY Mellon has entered into an agreement with a financial printer (the “Print Vendor”) for the Print Vendor to provide to BNY Mellon the ability to generate the reports described herein for its clients. Notwithstanding anything to the contrary in this Amendment, BNY Mellon shall not be obligated to perform the related services described in this Amendment unless an agreement between BNY Mellon and the Print Vendor for the provision of such services is then-currently in effect. BNY Mellon will inform the Fund if BNY Mellon is unable to provide such services as contemplated herein due to an inability to contract with a Print Vendor to provide the necessary functionality to support such services.

3.	BNY Mellon shall not be responsible for: (a) delays in the transmission to it by the Fund, the Fund’s adviser and entities unaffiliated with BNY Mellon (collectively, for this Amendment, “Third Parties”) of data required for the preparation of reports described herein, (b) inaccuracies of, errors in or omissions of, such data provided to it by any Third Party, and (c) validation of such data provided to it by any Third Party. This Section 3 is a limitation of responsibility provision for the benefit of BNY Mellon, and shall not be used to imply any responsibility or liability against BNY Mellon.

2

4.	The Fund, in a timely manner, shall review and comment on, and, as the Fund deems necessary, cause its counsel and/or accountants to review and comment on, each report described herein. The Fund shall provide timely sign-off of, and authorization and direction to file, each such report. Absent such timely sign-off, authorization and direction by the Fund, BNY Mellon shall be excused from its obligations to prepare and file the affected report. BNY Mellon is providing the services related to the filing of such reports based on the acknowledgement of the Fund that such services, together with the activities of the Fund in accordance with its internal policies, procedures and controls, shall together satisfy the requirements of the applicable rules and regulations for each such report.

5.	The Fund shall be responsible for the retention of the filed reports described herein in accordance with any applicable rule or regulation.

6.	Notwithstanding any provision of this Amendment, the services described herein are not, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Fund or any other person. Neither this Amendment nor the provision of the services establishes or is intended to establish an attorney-client relationship between BNY Mellon and the Fund or any other person.

7.	As compensation for the services described herein, the Fund will pay to BNY Mellon such fees as may be agreed to in writing by the Fund and BNY Mellon. In turn, BNY Mellon will be responsible for paying the Print Vendor’s fees. For the avoidance of doubt, the fees charged by the Print Vendor will not equal the fees charged by BNY Mellon, nor shall such fees be considered an out-of-pocket expense, BNY Mellon anticipates that the fees it charges hereunder will be more than the fees charged to it by the Print Vendor.

8.	Section 10 of the Agreement is hereby deleted in its entirety and replaced with the following:

“10.     Term of Agreement.

(a)       This Agreement shall be effective on the date first written above and, unless terminated pursuant to its terms, shall continue until 11:59 PM on January 1, 2023 (the “Initial Term”), at which time this Agreement shall terminate, unless renewed in accordance with the terms hereof.

(b)       This Agreement shall automatically renew for successive terms of one (1) year each (each, a “Renewal Term”), unless the Fund or BNY gives written notice to the other party of its intent not to renew and such notice is received by the other party not less than one hundred and eighty (180) days prior to the expiration of the Initial Term or the then-current Renewal Term (a "Non-Renewal Notice"). In the event a party provides a Non-Renewal Notice, this Agreement shall terminate at 11:59 PM on the last day of the Initial Term or Renewal Term, as applicable.

3

(c)       If a party materially breaches this Agreement (a “Defaulting Party”) the other party (the “Non Defaulting Party”) may give written notice thereof to the Defaulting Party ("Breach Notice"), and if such material breach shall not have been remedied within thirty (30) days after the Breach Notice is given, then the Non Defaulting Party may terminate this Agreement by giving written notice of termination to the Defaulting Party ("Breach Termination Notice"), in which case this Agreement shall terminate as of 11:59 PM on the 30th day following the date the Breach Termination Notice is given, or such later date as may be specified in the Breach Termination Notice (but not later than the last day of the Initial Term or then-current Renewal Term, as appropriate). In all cases, termination by the Non Defaulting Party shall not constitute a waiver by the Non Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

(d)       Notwithstanding any other provision of this Agreement, BNY may in its sole discretion terminate this Agreement immediately by sending notice thereof to the Fund upon the happening of any of the following: (i) the Fund commences as debtor any case or proceeding under any bankruptcy, insolvency or similar law, or there is commenced against the Fund any such case or proceeding; (ii) the Fund commences as debtor any case or proceeding seeking the appointment of a receiver, conservator, trustee, custodian or similar official for the Fund or any substantial part of its property or there is commenced against the Fund any such case or proceeding; (iii) the Fund makes a general assignment for the benefit of creditors; or (iv) the Fund admits in any recorded medium, written, electronic or otherwise, its inability to pay its debts as they come due. BNY may exercise its termination right under this Section 10(d) at any time after the occurrence of any of the foregoing events notwithstanding that such event may cease to be continuing prior to such exercise, and any delay in exercising this right shall not be construed as a waiver or other extinguishment of that right. Any exercise by BNY of its termination right under this Section 10(d) shall be without any prejudice to any other remedies or rights available to BNY and shall not be subject to any fee or penalty, whether monetary or equitable. Notwithstanding the provisions of Section 19, notice of termination under this Section 10(d) shall be considered given and effective when given, not when received.

(e) The terms of Sections 7 and 8 shall survive termination of this Agreement.”

9.	For clarity, as of the effective date of this Amendment the Agreement shall be deemed to be in its “Initial Term” (as defined in Section 8 above) rather than in a “Renewal Term.”

10.	Miscellaneous.

(a)	As hereby amended and supplemented, the Agreement shall remain in full force and effect. In the event of a conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall control with respect to the services described herein.

4

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

(c)	If any provision or provisions of this Amendment shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

(Signature page follows.)

5

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written.

REALITY SHARES ETF TRUST

By:	/s/ Tom Trivella
Name:	Tom Trivella
Title:	Treasurer

THE BANK OF NEW YORK MELLON

By:	/s/ Elizabeth Stubenrauch
Name:	Elizabeth Stubenrauch
Title:	RE

Date:

6

EXHIBIT A

Reality Shares DIVS Index ETF

Reality Shares NASDAQ-100 DIVS Index ETF

Reality Shares DIVS ETF

Reality Shares DIVCON Leaders Dividend ETF

Reality Shares DIVCON Dividend Defender ETF

Reality Shares DIVCON Dividend Guard ETF

Reality Shares Nasdaq NexGen Economy ETF

7